Exhibit 4.8

EXECUTION VERSION

SECURITY AGREEMENT

Dated as of July 2, 2009

by and among

the Grantors referred to herein

as Grantors

and

U.S. BANK NATIONAL ASSOCIATION

as Collateral Trustee

T A B L E O F C O N T E N T S

i

Section 25. Amendments; Waivers; Additional Grantors; Etc.	31

Section 26. Notices, Etc.	31

Section 27. Continuing Security Interest; Assignments under the Priority Lien Documents	31

Section 28. Release; Termination	31

Section 29. Execution in Counterparts	32

Section 30. Governing Law	32

Section 31. Conflicts	32

Section 32. Intercreditor Agreement	32

Schedules

Schedule I	-	Investment Property

Schedule II	-	Pledged Deposit Accounts

Schedule III	-	Assigned Agreements

Schedule IV	-	Intellectual Property

Schedule V	-	Commercial Tort Claims

Schedule VI	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number

Schedule VII	-	Changes in Name, Location, Etc.

Schedule VIII	-	Locations of Equipment and Inventory

Schedule IX	-	Letters of Credit

Schedule X	-	Financing Statements

Exhibits

Exhibit A	-	Form of First Lien Intellectual Property Security Agreement
Exhibit B	-	Form of First Lien Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of July 2, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) by and among SOLO CUP COMPANY, a Delaware corporation (the “Company”), SOLO CUP OPERATING CORPORATION, a Delaware corporation (“SCOC,” and together with the Company, the “Issuers” and, each, an “Issuer”), the other Persons listed on the signature pages hereof (the Issuers and the Persons so listed being, collectively, the “Grantors” and, each, a “Grantor”) and U.S. Bank National Association, as collateral trustee (in such capacity, together with any successor collateral trustee appointed pursuant to Section 6.2 of the Collateral Trust Agreement (as hereinafter defined), the “Collateral Trustee”) for the Secured Parties (as defined below).

PRELIMINARY STATEMENTS

(1) The Grantors have entered into an Indenture, dated as of July 2, 2009 (said Indenture, as it may hereafter be amended, amended and restated, adjusted, waived, renewed, refunded, replaced, restructured, increased, refinanced, supplemented or otherwise modified from time to time, being the “Indenture”) with the Collateral Trustee and U.S. Bank National Association, as trustee (the “Trustee”).

(2) The Grantors have entered into a Collateral Trust Agreement, dated as of July 2, 2009 (said Collateral Trust Agreement, as it may hereafter be amended, amended and restated, waived, renewed, replaced, restructured, supplemented or otherwise modified from time to time, being the “Collateral Trust Agreement”) with the Collateral Trustee, the Trustee and the other representatives and agents from time to time party thereto.

(3) The Collateral Trust Agreement sets forth the terms on which each Secured Party (as defined below) has appointed the Collateral Trustee as trustee for the present and future holders of the Secured Obligations (as defined below) to receive, hold, maintain, administer and distribute the Collateral at any time delivered to the Collateral Trustee and to enforce the Priority Lien Documents, including this Agreement, and all interests, rights, powers and remedies of the Collateral Trustee in respect thereof or thereunder and the proceeds thereof.

(4) Each Grantor is the owner of the promissory notes set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the obligors named therein (the “Initial Pledged Debt”).

(5) Each Grantor is the owner of the deposit accounts set forth opposite such Grantor’s name on Schedule II hereto (the “Pledged Deposit Accounts”).

(6) SCOC is the owner of Account No. 8666216501 (the “Cash Collateral Account”), maintained with Bank of America, N.A. and subject to the terms of this Agreement.

(7) SCOC is the owner of Account No. 8666823636 (the “Collateral Proceeds Account”), maintained with Bank of America, N.A. and subject to the terms of this Agreement.

(8) Each Grantor is the owner of the securities accounts set forth in Part II of Schedule I (the “Securities Accounts”).

(9) It is a condition precedent to the issuance of any Series of Priority Lien Debt pursuant to the Priority Lien Documents that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Priority Lien Documents.

(10) Each Grantor has agreed to secure such Grantor’s obligations under the Priority Lien Documents as set forth herein.

NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Parties to enter into the Priority Lien Documents and to induce such Secured Parties to make their respective extensions of credit and other accommodations as set forth in the Priority Lien Documents, each Grantor hereby agrees with the Collateral Trustee for the ratable benefit of the Secured Parties as follows:

Section 1. Certain Defined Terms; Construction; Updated Schedules. (a) The following terms will have the following meanings:

“ABL Agent” means the Bank of America, N.A., as administrative agent for the ABL Secured Parties (as defined in the Intercreditor Agreement) and, from and after the date of execution and delivery of an ABL Substitute Facility (as defined in the Intercreditor Agreement), the agent, collateral agent, trustee or other representative of the lenders or holders of the indebtedness and other Obligations (as defined in the Intercreditor Agreement) evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.

“ABL Debt Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“ABL First Lien Collateral” has the meaning assigned to that term in the Intercreditor Agreement.

“ABL Secured Parties” has the meaning assigned to that term in the Intercreditor Agreement.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of governmental authorities.

“Equity Interest” means capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Federal Book-Entry Regulations” means (A) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)”) governing book-entry securities consisting of U.S. Treasury notes, bills and bonds and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.10 through § 357.15 and § 357.40 through § 357.45, including related defined terms in 31 C.F.R. § 357.2); and (B) to the extent substantially identical to the federal regulations referred to in clause (A) above, the federal regulations governing other book-entry securities.

“Full Payment” means, with respect to any Secured Obligations (other than unasserted contingent obligations) the full cash payment thereof, including any interest, fees and other charges accruing during an Insolvency or Liquidation Proceeding (whether or not allowed in the proceeding) or with respect to Letters of Credit constituting Secured Obligations, the discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document).

“Intellectual Property” for the purposes of the definitions of “License”, “Licensor” and “Lien Waiver” below, means, all intellectual property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade dress, logos, confidential and proprietary information, including know-how and trade secrets, software and databases, and all rights therein, all embodiments or fixations thereof and all applications and/or registrations or other rights to use any of the foregoing.

“License” means any agreement to which an Issuer or a Grantor is a party and under which such Issuer or Grantor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor” means any Person from whom an Issuer or a Grantor obtains the right to use any Intellectual Property.

“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to Collateral Trustee, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Collateral Trustee to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral during certain time periods as may be agreed upon by Collateral Trustee and such lessor; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Collateral Trustee, and agrees to deliver the Collateral to Collateral Trustee upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Collateral Trustee’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Collateral Trustee upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Collateral Trustee the right, vis-à-vis such Licensor, to enforce Collateral Trustee’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, properties, liabilities or financial condition of the Issuers and Guarantors taken as a whole, on the value of the Collateral taken as a whole, on the enforceability of any Priority Lien Documents, or on the validity or priority of Collateral Trustee’s Liens on any material portion of the Noteholder First Lien Collateral; (b) impairs the ability of the Issuers and Guarantors, taken as a whole, to perform any payment obligations or other material obligations under the Priority Lien Documents; or (c) otherwise impairs the ability of Collateral Trustee or any holder of Secured Obligations to enforce or collect any Secured Obligations or to realize upon any material portion of the Noteholder First Lien Collateral; provided that for purposes of representations and warranties made as of the date of the original issuance of the Notes under the Indenture, “Material Adverse Effect” shall not include any state of facts, event, change or effect caused by events, changes or developments arising from changes in GAAP or from any changes in the market in which the Issuers and Grantors operate which do not disproportionately affect any of the Issuers or Grantors; provided further that the limitations on remedies in the Intercreditor Agreement shall be deemed not to impair any rights of Collateral Trustee or any holder of Secured Obligations for purposes of this definition.

“Noteholder First Lien Collateral” has the meaning assigned to that term in the Intercreditor Agreement.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest, Special Interest (if any), fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under any Priority Lien Documents, and, to the extent applicable, includes Banking Product Obligations and Hedging Obligations.

“Priority Lien Default” means any event or condition which, under the terms of any credit agreement, indenture or other agreement governing any Series of Priority Lien Debt causes, or permits holders of Priority Lien Obligations outstanding thereunder to cause, the Priority Lien Debt outstanding thereunder to become immediately due and payable.

“Properly Contested” means with respect to any obligation of an Issuer, Guarantor or any Restricted Subsidiary thereof, (a) the obligation is subject to a bona fide dispute regarding amount or such Issuer’s or Guarantor’s or Restricted Subsidiary’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Issuer, Guarantor or any Restricted Subsidiary; (e) no Lien is imposed on assets of such Issuer, Guarantor or Restricted Subsidiary, unless bonded and stayed to the satisfaction of Collateral Trustee; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Secured Debt Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“Secured Documents” has the meaning assigned to that term in the Intercreditor Agreement.

“Secured Obligations” has the meaning assigned to that term in Section 3.

“Secured Parties” means the holders of the Priority Lien Obligations, the Collateral Trustee, and the Priority Lien Representative.

“Security Documents” has the meaning assigned to that term in the Intercreditor Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

(b) Terms defined in the Collateral Trust Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Collateral Trust Agreement. Further, unless otherwise defined in this Agreement or in the Collateral Trust Agreement, terms defined in Article 1, 8 or 9 of the UCC and/or in the Federal Book Entry Regulations are used in this Agreement as such terms are defined in such Article 1, 8 or 9 and/or in the Federal Book Entry Regulations.

(c) Each Grantor shall be entitled to provide at any time and from time to time (by providing written notice to the Collateral Trustee and any Priority Lien Representative) such supplements to the schedules hereof as are necessary to accurately reflect at such time the information required by this Agreement to be stated therein.

Section 2. Grant of Security. Each Grantor hereby grants to the Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and all other right to payment of monetary obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise supporting payment of any of the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (collectively, the “Security Collateral”):

(i) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(ii) all additional monetary obligations from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such monetary obligations, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such monetary obligations;

(iii) the Securities Accounts, all security entitlements with respect to all financial assets from time to time credited to the Securities Accounts, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(iv) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) each of the agreements listed on Schedule III hereto as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts, the Cash Collateral Account, the Collateral Proceeds Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts, the Cash Collateral Account or the Collateral Proceeds Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Trustee or the ABL Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, together with all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, fictitious business names, corporate names, certification marks, collective marks and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in any United States intent-to-use trademark application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent that and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights (whether or not the underlying works of authorship have been published), including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto (“IP Agreements”);

(ix) all tangible embodiments of any of the foregoing, and

(x) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 18, the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the foregoing Collateral or any of the Collateral referred to in clause (j) below; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 2) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Trustee is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash;

provided that Collateral shall not include the following (collectively, the “Excluded Assets”):

(1) all interests in real property other than fee interests and other interests appurtenant thereto;

(2) fee interests in real property if the greater of the cost or the book value of such fee interest is less than $1,000,000;

(3) any property or asset to the extent that the grant of a Lien under the Security Documents (as defined in the Intercreditor Agreement) in such property or asset is prohibited by applicable law or requires any consent of any governmental authority not obtained pursuant to applicable law; provided that such property or asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents (as defined in the Intercreditor Agreement), immediately and automatically, at such time as such consequences will no longer result;

(4) any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder only to the extent and only for so long as the grant of a Lien under the Security Documents (as defined in the Intercreditor Agreement) will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract, agreement or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents (as defined in the Intercreditor Agreement), immediately and automatically, at such time as such consequences will no longer result;

(5) any motor vehicles, vessels and aircraft, or other property subject to a certificate of title statute of any jurisdiction;

(6) cash or Cash Equivalents (or deposits or securities accounts that solely contain such cash or cash equivalents) (i) securing reimbursement obligations under letters of credit or surety bonds (other than, in the case of ABL Collateral, reimbursement obligations in respect of letters of credit securing or constituting ABL Debt Obligations), (ii) solely consisting of earnest money deposits made or received in connection with any disposition of property or assets or in connection with any investment or (iii) securing Hedging Obligations (as defined in the Intercreditor Agreement), in each case to the extent permitted under all Secured Documents (as defined in the Intercreditor Agreement);

(7) assets or property subject to purchase money liens or capital leases permitted to be incurred under all Secured Documents (as defined in the Intercreditor Agreement), to the extent a Lien on such assets or property is not permitted, under the terms of the documents governing such purchase money liens, purchase money indebtedness or capital leases, to be created to secure any Secured Debt Obligations (as defined in the Intercreditor Agreement);

(8) all “securities” of any of the Issuers’ “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended);

(9) Equity Interests in any joint venture with a third party that is not an Affiliate of such Grantor, to the extent a pledge of such Equity Interests is prohibited by the documents governing such joint venture;

(10) the real property located at 1951 Highway 304, Belen, New Mexico, the real property located at 177 Florence Street, Leominster, Massachusetts, and the real property located at 1900 S. Clark Road, Havre de Grace, Maryland, in each case, including all fixtures and improvements located thereon; and

(11) the real property located at 3333 East 87th Street, Chicago, Illinois (formerly known as the USX South Works site), including all fixtures and improvements located thereon;

provided, further, that notwithstanding the foregoing proviso, the Collateral does include all deposit and securities accounts identified on Schedules I and II hereto and all instruments identified on Schedule I hereto.

For the avoidance of doubt, the security interest created in this Section 2 is subject to the Intercreditor Agreement, including, without limitation, Section 2.01 thereof.

Section 3. Security for Secured Obligations. The security interest in the Collateral created hereunder secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under each Series of Priority Lien Debt issued pursuant to the Priority Lien Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, the security interest in the Collateral created hereunder secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Priority Lien Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving an Issuer or a Guarantor.

Section 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Trustee of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Priority Lien Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 5. Delivery and Control of Security Collateral. (a) All instruments representing or evidencing Pledged Debt (except to the extent the aggregate outstanding principal amount of Pledged Debt owing to such Grantor does not exceed $200,000) with respect to any Grantor shall be delivered to and held by or on behalf of the Collateral Trustee pursuant hereto (unless the ABL Agent is granted a prior security interest in such instruments and the same are required to be delivered (and are so delivered) to the ABL Agent for the benefit of the ABL Secured Parties pursuant to the Intercreditor Agreement) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Trustee.

(b) With respect to any Securities Account and any Security Collateral that constitutes a security entitlement (except for any Securities Account that is an Excluded Account (as defined below)), the relevant Grantor will cause the securities intermediary with respect to such Securities Account and security entitlement either (i) to identify in its records the Collateral Trustee as the entitlement holder thereof, unless the ABL Agent is granted a prior security interest in such security entitlement and such Grantor is required to cause (and has so caused) such securities intermediary to identify in its records the ABL Agent as the entitlement holder thereof for the benefit of the ABL Secured Parties pursuant to the Intercreditor Agreement, or (ii) to agree with such Grantor and the Collateral Trustee that such securities intermediary will comply with entitlement orders originated by the Collateral Trustee without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Trustee (and if the ABL Agent is required to be granted (and has been granted) a prior security interest in such Securities Account and security entitlement for the benefit of the ABL Secured Parties pursuant to the Intercreditor Agreement, with provisions instructing such securities intermediary that entitlement orders originated by the ABL Agent controls pursuant to the Intercreditor Agreement) (a “Securities Account Control Agreement”).

(c) Subject to the Intercreditor Agreement, the Collateral Trustee shall have the right, at any time after the occurrence and during the continuation of a Priority Lien Default, (i) in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Trustee or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 15(a) and (ii) to convert Security Collateral consisting of financial assets credited to the Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Trustee, and to convert Security Collateral consisting of financial assets held directly by the Collateral Trustee to Security Collateral consisting of financial assets credited to the Securities Account.

(d) Upon the request of the Collateral Trustee following the occurrence and during the continuance of a Priority Lien Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 6. Maintaining the Account Collateral. Until Full Payment of the Secured Obligations (the “Discharge”):

(a) Each Grantor will maintain deposit accounts (other than an account exclusively used for payroll, payroll taxes, employee benefits or other similar fiduciary obligations, any trust account, any zero-balance disbursement account (i.e., any account used only for disbursement purposes in which a balance of zero is maintained by automatically transferring funds from another account in an amount only large enough to cover checks presented) and any account used to settle foreign exchange trades or accounts having an aggregate balance of not more than $250,000 or the account number 8666823891 maintained with Bank of America, N.A. so long as the ending daily balance of such account does not exceed $500,000 (collectively, the “Excluded Accounts”)), including the Collateral Proceeds Account, only with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Collateral Trustee to comply with instructions originated by the Collateral Trustee directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Trustee (in the cases of the Pledged Deposit Accounts and Cash Collateral Account, with provisions instructing such bank that pursuant to the Intercreditor Agreement, instructions originated by the ABL Agent control) (a “Deposit Account Control Agreement”).

(b) Each Grantor will (i) immediately instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account or the Cash Collateral Account and (ii) deposit in a Pledged Deposit Account or the Cash Collateral Account, at the end of each Business Day, all proceeds of Collateral and all other cash of such Grantor; provided that only proceeds of the Noteholder First Lien Collateral shall be deposited in the Collateral Proceeds Account and each Grantor shall so instruct each such Person, shall so deposit proceeds of any Collateral and other cash and shall take all other actions necessary to give effect to the intent of this proviso.

(c) Subject to the Intercreditor Agreement, the Collateral Trustee may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Collateral Proceeds Account and, if applicable, the Pledged Deposit Accounts or the Cash Collateral Account, as the case maybe, to satisfy the Grantor’s Obligations if a Priority Lien Default shall have occurred and be continuing.

Section 7. Investing of Amounts in the Cash Collateral Account. Following the Discharge of ABL Debt Obligations, to the extent applicable, the Collateral Trustee will, subject to the Intercreditor Agreement and the provisions of Sections 6 and 23, from time to time (a) invest, or direct the applicable Pledged Account Bank to invest, amounts received with respect to the Cash Collateral Account in such Cash Equivalents credited to the Cash Collateral Account as SCOC, or any other agent designated by Grantors as their representative and agent (in such capacity, the “Grantor Agent”) for all purposes under the Priority Lien Documents, may select and the Collateral Trustee may approve, and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the Cash Collateral Account. In addition, the Collateral Trustee shall have the right at any time to exchange, or direct the applicable Pledged Account Bank to exchange, such Cash Equivalents for similar Cash Equivalents of smaller or larger denominations, or for other Cash Equivalents, credited to the Cash Collateral Account.

Section 8. Cash Dominion Period. The Collateral Trustee may send to each bank or securities intermediary party to any Deposit Account Control Agreement or Securities Account Control Agreement a notice terminating the rights of such Grantor to originate any entitlement orders or instructions directing disposition of funds. In addition, the Collateral Trustee agrees (i) to send such notices described above only if a Priority Lien Default has occurred and is continuing and (ii) to send notices to such banks and securities intermediaries revoking such notices described above if such Priority Lien Default has been cured.

Section 9. Representations and Warranties. Each Grantor hereby represents and warrants to the Collateral Trustee and the applicable Secured Parties, as of the date hereof and on the date of incurrence of any Series of Priority Lien Debt, that:

(a) Such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. Within the five years preceding the date hereof, such Grantor has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) Such Grantor owns or has rights in the Collateral granted by it hereunder free and clear of any Lien except for the security interest created under this Agreement or the Liens permitted under the Priority Lien Documents (including, without limitation, the Liens held by the ABL Agent). No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Trustee relating to the Priority Lien Documents or with respect to Liens otherwise permitted under the Priority Lien Documents (including, without limitation, the Liens held by the ABL Agent).

(c) All of the Equipment and Inventory (other than Inventory in transit, mobile Equipment and Equipment out for service or repair) of such Grantor are located at the places specified therefor in Schedule VIII hereto or at another location as to which such Grantor has complied with the requirements of Section 11(a). Such Grantor has exclusive possession and control of its Equipment and Inventory, other than (i) Equipment or Inventory stored at any leased premises or warehouse for which such Grantor has made commercially reasonable efforts to obtain a Lien Waiver from the landlord or warehouseman, as applicable, and (ii) Inventory in transit, mobile Equipment and Equipment out for service or repair.

(d) None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Trustee (except to the extent the aggregate outstanding principal amount of such promissory notes and instruments owing to such Grantor does not exceed $200,000 and except for any such promissory note or other instrument that is required to be delivered and has been so delivered to the ABL Agent pursuant to the Intercreditor Agreement).

(e) The Pledged Debt pledged by such Grantor hereunder which is issued by a Subsidiary of such Grantor has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes if required to be delivered to the Collateral Trustee under Section 5(a) have been delivered to the Collateral Trustee (except for such promissory notes that are required to be delivered and have been so delivered to the ABL Agent pursuant to the Intercreditor Agreement)) and is not in default.

(f) The Initial Pledged Debt constitutes all of the outstanding debt for borrowed money owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule I hereto.

(g) Such Grantor has no investment property, other than Excluded Assets and the investment property listed on Schedule I hereto.

(h) Except as set forth on Schedule III hereto, such Grantor is not a party to any Material Contract extending more than one year after the date hereof under which the total committed consideration payable to such Grantor exceeds $10,000,000 in any Fiscal Year. The Assigned Agreements to which such Grantor is a party, true and complete copies of which have been furnished to or made available to the Collateral Trustee or its counsel on a confidential basis, have been duly authorized, executed and delivered by such Grantor and, to the knowledge of such Grantor, all other parties thereto, have not been amended, amended and restated, supplemented or otherwise modified as of the date hereof, are in full force and effect and are binding upon and enforceable against such Grantor and, to the knowledge of such Grantor, all other parties thereto in accordance with their terms. There exists no default by such Grantor under any Assigned Agreement to which such Grantor is a party, other than any default that could not reasonably be expected to have a Material Adverse Effect.

(i) Such Grantor has no deposit accounts, other than the Excluded Accounts, the Collateral Proceeds Account, the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 6.

(j) Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 17.

(k) This Agreement creates in favor of the Collateral Trustee for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations. The security interest in the Collateral created under this Agreement and subject to the UCC (the “UCC Collateral”) constitutes, subject only to the filing of appropriate financing statements in the filing offices set forth opposite each Grantor’s name on Schedule X hereof pursuant to the UCC, the recordation of the Intellectual Property Security Agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office and the execution of appropriate control agreements, a perfected security interest in the UCC Collateral granted by such Grantor to the extent that a security interest in such UCC Collateral may be perfected by the filing of a financing statement, the recordation of a security agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office (except to the extent that the recordation of any such security agreement is not required pursuant to this Agreement or the other Priority Lien Documents) or by the execution of a control agreement (except to the extent that the execution of any such control agreement is not required pursuant to the terms of this Agreement or the other Priority Lien Documents), subject only to Permitted Liens. Such security interest held by Collateral Trustee for the Secured Parties is, in the case of a security interest in the Noteholder First Lien Collateral, first priority and, in the case of a security interest in the ABL First Lien Collateral, second priority in accordance with the Intercreditor Agreement, in each case subject only to Permitted Liens.

(l) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created under this Agreement (including the priorities of such security interest described in clause (k) above), except for (x) the filing of financing and continuation statements under the UCC, which financing statements have been delivered or made available to the Collateral Trustee in proper form for filing, (y) the recordation of the Intellectual Property Security Agreements referred to in Section 14(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which agreements have been (or concurrently with the execution of this Agreement will be) duly executed, will be promptly recorded and are in full force and effect and (z) execution and delivery of control agreements, or (iii) the exercise by the Collateral Trustee of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(m) Each Grantor has taken reasonable steps to assure that all Inventory has been produced in compliance in all material respects with the Fair Labor Standards Act and, to the extent non-compliance therewith could reasonably be expected to have a Material Adverse Effect, all other Applicable Laws.

(n) As to itself and its Intellectual Property Collateral:

(i) The operation of such Grantor’s business as currently conducted and the use of the Intellectual Property Collateral in connection therewith do not, to the knowledge of such Grantor, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party, except as disclosed on Schedule IV of this Agreement.

(ii) Such Grantor is the exclusive owner of all right, title and interest in and to its material Intellectual Property Collateral (other than IP Agreements), and is entitled to use all such Intellectual Property Collateral in connection with its business as currently conducted subject only to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the patents, patent applications, domain names, trademark and service mark registrations and applications, copyright registrations and applications and material IP Agreements (other than off-the-shelf licenses for computer software) owned by such Grantor as of the date hereof.

(iv) The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to such Grantor’s knowledge, is valid and enforceable. To such Grantor’s knowledge, such Grantor is not using any item of Intellectual Property Collateral that could reasonably be expected to lead to such item becoming invalid or unenforceable.

(v) Except for any Intellectual Property Collateral, the loss of which could not be reasonably likely to have a Material Adverse Effect and as to which such Grantor has determined the use, pursuit or maintenance thereof is not desirable in the conduct of such Grantor’s business, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in its material registered Intellectual Property Collateral in full force and effect, and to protect and maintain its interest therein including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international trademark and patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices. Except where it could not be reasonably likely to have a Material Adverse Effect, such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright included in the Intellectual Property Collateral.

(vi) Except as disclosed on Schedule IV to this Agreement, no claim, action, suit, investigation, litigation or proceeding has been formally initiated, is pending or, except where it could not be reasonably likely to have a Material Adverse Effect, threatened, against such Grantor (i) challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or other proprietary or intellectual property right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed by such Grantor in violation or contravention of the terms of any license or other agreement. Except as disclosed on Schedule IV to this Agreement, to the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates such Grantor’s rights in any Intellectual Property Collateral or the Grantor’s use thereof. Except where it could not be reasonably likely to have a Material Adverse Effect, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Priority Lien Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii) With respect to each IP Agreement: (A) except where it could not be reasonably likely to have a Material Adverse Effect, such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between such Grantor and, to such Grantor’s knowledge, the other parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party (other than the ABL Agent) any rights, adverse or otherwise, under such IP Agreement, except duly authorized sublicenses and as permitted under the Priority Lien Documents; and (F) neither such Grantor nor, to such Grantor’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(viii) Except where it could not be reasonably likely to have a Material Adverse Effect, (A) none of the Trade Secrets of such Grantor have been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s rights in any Intellectual Property Collateral.

(ix) No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling (except for office actions in the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any other similar foreign intellectual property governmental authority) restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

(o) Such Grantor has no commercial tort claims which might reasonably be expected to result in awarded damages (except to the extent the aggregate amount thereof for such Grantor (less any and all legal and other expenses incurred or reasonably expected to be incurred by such Grantor) does not exceed $200,000) other than those listed in Schedule V hereto and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 18.

Section 10. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Trustee may request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) at the request of the Collateral Trustee during the continuance of any Priority Lien Default, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, each Assigned Agreement and, at the request of the Collateral Trustee, each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Collateral Trustee, indicating that such document, chattel paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper (except to the extent the aggregate outstanding principal amount thereof owing to such Grantor does not exceed $200,000), deliver and pledge to the Collateral Trustee (unless such promissory note or other instrument or chattel paper is required to be delivered and has been so delivered to the ABL Agent pursuant to the Intercreditor Agreement) such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Trustee; (iii) file, or authorize the Collateral Trustee to file, such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or as the Collateral Trustee may request (and such financing statements or instruments may describe the Collateral in the same manner as described in this or any related security document or may contain an indication or description of Collateral that describes such property in any manner as the Collateral Trustee may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Trustee in connection herewith, and ratifies any action taken by the Collateral Trustee prior to the incurrence of any Series of Priority Lien to effect or perfect its Lien on any Collateral), in any jurisdictions and with any filing offices, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iv) deliver to the Collateral Trustee evidence that all other actions that the Collateral Trustee may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Trustee to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all or any assets or all or any personal property (or words of similar effect) of such Grantor, in each case whether now existing or hereafter acquired or arising, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Trustee to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Trustee may reasonably request, all in reasonable detail.

(d) Without limiting the foregoing, within 10 Business Days following the end of each fiscal quarter, the Grantors shall notify the Collateral Trustee in writing if any of them has any property or asset in which a perfected security interest required by the Priority Lien Documents has not been granted to the Collateral Trustee for the benefit of the holders of the Secured Obligations. In the event that any Grantor owns or holds any such property or asset, then within 60 days after such notification to the Collateral Trustee, such Grantor(s) shall deliver to the Collateral Trustee all applicable documentation, and shall take other actions as necessary to effect Collateral Trustee’s Lien on such property or asset, and promptly upon the request of the Collateral Trustee, such Grantor(s) shall take such other actions as the Collateral Trustee deems necessary to give effect to the immediately preceding two sentences. In addition, if any Collateral is in the possession of a third party, at the request of the Collateral Trustee, the Grantors shall use their commercially reasonable efforts to obtain a Lien Waiver with respect to such Collateral. Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary of the Company that is required by the terms of the Priority Lien Documents to become a Grantor hereunder, within 30 days the Grantors shall cause such Restricted Subsidiary, to duly execute and deliver to the Collateral Trustee amendments to each of the Priority Lien Documents in form and substance reasonably satisfactory to the Collateral Trustee, to cause or authorize the filing of appropriate UCC financing statements, and to take any other action as may be necessary to vest in the Collateral Trustee valid and subsisting Liens on the properties purported to be subject thereto.

Section 11. As to Equipment and Inventory. (a) Each Grantor will keep its Equipment and Inventory (other than Inventory in transit, mobile Equipment and Equipment out for service or repair) at the places therefor specified in Section 9(c), except that such Grantor may (i) make sales or other dispositions of Equipment and Inventory in accordance with the Priority Lien Documents and (ii) move Inventory to (A) any location on Schedule VIII hereto or (B) so long as such Grantor has given Collateral Trustee notice at least 15 days prior to moving any Equipment or Inventory thereto, any other location in the United States.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor will cause its Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Each Grantor will promptly furnish to the Collateral Trustee a statement respecting any loss or damage exceeding $250,000 to any of its Equipment or Inventory.

(c) Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except where the such taxes, assessments, charges, levies or claims are being Properly Contested or where the failure to pay such taxes, assessments, charges, levies or claims could not reasonably be expected to have a Material Adverse Effect. In producing its Inventory, each Grantor will take reasonable steps to assure that such Inventory is produced in compliance in all material respects with the Fair Labor Standards Act and, to the extent non-compliance therewith could reasonably be expected to have a Material Adverse Effect, all other Applicable Laws.

Section 12. Insurance. (a) Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be reasonably satisfactory to the Collateral Trustee. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Trustee and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses (except for losses of less than $250,000 per occurrence) to be paid directly to the Collateral Trustee (unless, in the case of Inventory, the ABL Agent is granted a prior security interest therein and such applicable insurance policy provides for all losses to be paid directly to the ABL Agent). Unless Collateral Trustee shall agree otherwise and except as provided in the Intercreditor Agreement, each such policy shall in addition (i) name such Grantor and the Collateral Trustee as insured parties or loss payees thereunder (without any representation or warranty by or obligation upon the Collateral Trustee) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Trustee notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Collateral Trustee for payment of premiums or other amounts with respect thereto and (iv) provide that at least 30 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Trustee by the insurer. Each Grantor will, if so requested by the Collateral Trustee, deliver to the Collateral Trustee original or duplicate policies of such insurance and, as often as the Collateral Trustee may reasonably request, a report of a reputable insurance broker with respect to such insurance.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 12 may be paid directly to the Person who shall have incurred liability covered by such insurance.

(c) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) relating to, and any awards arising from condemnation of, any Noteholder First Lien Collateral, in each case net of any taxes and other out-of-pocket fees and expenses, shall be (i) so long as no Priority Lien Default has occurred and is continuing, reinvested within 365 days of the receipt of such net proceeds or awards to acquire or repair Equipment or (ii) paid to Collateral Trustee and applied pursuant to Section 3.4 of the Collateral Trust Agreement.

Section 13. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. (a) Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Priority Lien Documents, no Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Section 9(a) of this Agreement without prior written notice to the Collateral Trustee and taking all action reasonably required by the Collateral Trustee for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Related Contracts, and will permit representatives of the Collateral Trustee at any time subject to reasonable notice and during normal business hours to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Trustee of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Trustee shall have the right at any time, after the Discharge of ABL Debt Obligations and upon the occurrence and during the continuance of a Priority Lien Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Trustee and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Trustee and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Trustee referred to in the proviso to the preceding sentence and so long as a Priority Lien Default is continuing and after the

Discharge of ABL Debt Obligations, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Trustee hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Trustee in the same form as so received (with any necessary indorsement) to be deposited in the Cash Collateral Account and either (A) released to such Grantor if no Priority Lien Default shall have occurred and be continuing or (B) if any Priority Lien Default shall have occurred and be continuing, applied as provided in Section 23(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 14. As to Intellectual Property Collateral. (a) Subject to the last sentence of this Section 14(a), with respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Trustee, sell, assign, convey, transfer, discontinue use of, permit to lapse, or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be likely to have a Material Adverse Effect.

(b) Each Grantor agrees promptly to notify the Collateral Trustee if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any item of Intellectual Property Collateral or its right to register any patent, trademark or copyright included in the Intellectual Property Collateral or to keep and maintain and enforce any issued patent or patent application or any registration or application for any trademark or copyright, except to the extent that such Grantor is permitted to abandon or discontinue use of such Intellectual Property Collateral under Section 14(a) above, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral that is material to such Grantor’s business.

(c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral that is material to such Grantor’s business is being infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall promptly notify the Collateral Trustee and shall take such actions, at its expense, as such Grantor or the Collateral Trustee deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall use appropriate statutory notice in connection with its use of registered trademarks, appropriate marking practices in connection with its use of patents, and appropriate notice of copyright in connection with the publication of copyrights, in each case, that are included in the Intellectual Property Collateral. No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain, except to the extent that such Grantor is permitted to abandon or discontinue use of such Intellectual Property Collateral under Section 14(a) above.

(e) Each Grantor shall take all steps which it or, consistent with the terms of this Agreement, the Collateral Trustee deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Collateral Trustee (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Trustee in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and, to the extent reasonably requested by the Collateral Trustee, any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that should it obtain or otherwise acquire an ownership interest in any item of the type set forth in Section 2(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. In conjunction with Section 10.3(d), within 10 Business Days following the end of each fiscal quarter (or such later date as the Collateral Trustee may specify in its sole discretion), each Grantor shall notify

Collateral Trustee in writing identifying any patent, patent applications, trademark registrations, trademark applications, copyright registrations and copyright applications included in the After-Acquired Intellectual Property, and, within 30 days after such notification to Collateral Trustee, such Grantor shall execute and deliver to the Collateral Trustee with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Trustee (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and, to the extent reasonably requested by the Collateral Trustee, any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 15. Voting Rights; Dividends; Etc. (a) So long as no Priority Lien Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided, however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Priority Lien Documents; provided, however, that if any Priority Lien Default has occurred and is continuing, any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Trustee (unless such cash is required to be delivered and has been so delivered to the ABL Agent pursuant to the Intercreditor Agreement) to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Trustee, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Trustee (unless such cash is required to be delivered and has been so delivered to the ABL Agent pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) Subject to the Intercreditor Agreement, the Collateral Trustee will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of a Priority Lien Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 15(a)(i) shall, upon notice to such Grantor by the Collateral Trustee, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 15(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Trustee, which shall thereupon so long as a Priority Lien Default shall be continuing have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 15(b) shall, so long as a Priority Lien Default shall be continuing, be received in trust for the benefit of the Collateral Trustee, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Trustee (unless such dividends, interest and other distributions are required to be delivered and have been so delivered to the ABL Agent pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary indorsement).

Section 16. As to the Assigned Agreements. (a) Each Grantor will at its expense:

(i) perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and take all such action to such end as may be reasonably requested from time to time by the Collateral Trustee, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(ii) furnish to the Collateral Trustee or its counsel on a confidential basis promptly upon receipt thereof copies of all notices, requests and other documents received by such Grantor under or pursuant to the Assigned Agreements to which it is a party, and from time to time (A) furnish to the Collateral Trustee or its counsel (in each case on a confidential basis) such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Trustee may reasonably request and (B) if a Priority Lien Default shall have occurred and be continuing, upon request of the Collateral Trustee, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as such Grantor is entitled to make thereunder.

(b) Each Grantor agrees that it will not, except to the extent otherwise permitted under the Priority Lien Documents and except where such action could not reasonably be expected to have a Material Adverse Effect:

(i) cancel or terminate any Assigned Agreement to which it is a party or consent to or accept any cancellation or termination thereof;

(ii) amend, amend and restate, supplement or otherwise modify any such Assigned Agreement or give any consent, waiver or approval thereunder;

(iii) waive any default under or breach of any such Assigned Agreement; or

(iv) take any other action in connection with any such Assigned Agreement that would impair the value of the interests or rights of such Grantor thereunder or that would impair the interests or rights of any Secured Party.

(c) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Trustee for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 17. As to Letter-of-Credit Rights. (a) Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Trustee, intends to (and hereby does) assign to the Collateral Trustee its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Collateral Trustee (with provisions necessary to reflect the ABL Agent’s prior security interest therein pursuant to the Intercreditor Agreement if the ABL Agent is required to be assigned (and has been assigned) the proceeds thereof pursuant to a prior security interest therein for the benefit of the Secured Parties in accordance with the Intercreditor Agreement) and deliver written evidence of such consent to the Collateral Trustee.

(b) Upon the occurrence of a Priority Lien Default, each Grantor will, promptly upon request by the Collateral Trustee, (i) notify (and such Grantor hereby authorizes the Collateral Trustee to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Trustee hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Trustee or its designee and (ii) arrange for the Collateral Trustee (unless the ABL Agent is required to become (and has become) the transferee beneficiary thereof pursuant to a prior security interest therein for the benefit of the Secured Parties pursuant to the Intercreditor Agreement) to become the transferee beneficiary of such letters of credit.

Section 18. Commercial Tort Claims. Each Grantor will promptly give notice to the Collateral Trustee of any commercial tort claim which might reasonably be expected to result in awarded damages (except to the extent the aggregate amount thereof for such Grantor(less any and all legal and other expenses incurred or reasonably expected to be incurred by such Grantor) does not exceed $200,000) that any Grantor may become aware of after the date hereof and will promptly thereafter execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the security interest created under this Agreement.

Section 19. Transfers and Other Liens. Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Priority Lien Documents, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Priority Lien Documents.

Section 20. Collateral Trustee Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Trustee such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of a Priority Lien Default, in the Collateral Trustee’s discretion, to take any action and to execute any instrument that the Collateral Trustee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Trustee pursuant to Section 12,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Trustee may reasonably deem necessary or appropriate for the collection of any of the Collateral or otherwise to enforce compliance with the rights of the Collateral Trustee with respect to any of the Collateral.

Section 21. Collateral Trustee May Perform. Upon the occurrence and during the continuance of a Priority Lien Default, if any Grantor fails to perform any agreement contained herein, the Collateral Trustee may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Trustee incurred in connection therewith shall be payable by such Grantor under Section 24.

Section 22. The Collateral Trustee’s Duties. (a) The powers conferred on the Collateral Trustee hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Trustee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property of similar nature.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Trustee may from time to time, when the Collateral Trustee deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Trustee hereunder with respect to all or any part of the Collateral. In the event that the Collateral Trustee so appoints any Subagent with respect to any Collateral, (i) the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Trustee, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Trustee, with all rights, powers, privileges, interests and remedies of the Collateral Trustee hereunder with respect to such Collateral, and (iii) the term “Collateral Trustee”, when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Trustee with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Trustee.

Section 23. Remedies. Subject to the Intercreditor Agreement, if any Priority Lien Default shall have occurred and be continuing:

(a) The Collateral Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Trustee forthwith, assemble all or part of the Collateral as directed by the Collateral Trustee and make it available to the Collateral Trustee at a place and time to be designated by the Collateral Trustee that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Trustee may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Trustee and all cash proceeds received by or on behalf of the Collateral Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Trustee, be held by the Collateral Trustee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Trustee pursuant to Section 24) in whole or in part by the Collateral Trustee for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the order described in Section 3.4 of the Collateral Trust Agreement.

(c) All payments received by any Grantor in respect of the Collateral shall be received in trust for the benefit of the Collateral Trustee, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Trustee in the same form as so received (with any necessary indorsement).

(d) The Collateral Trustee may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) [Reserved].

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Trustee or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(g) During the continuance of a Priority Lien Default, for the purpose of enabling the Collateral Trustee to exercise rights and remedies under this Section 23 and solely at such time as the Collateral Trustee shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants, subject to the terms and conditions of any applicable IP Agreements, to the Collateral Trustee an irrevocable (during the continuance of such Priority Lien Default), non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter developed, created, or acquired by such Grantor, wherever the same may be located; provided that in connection with any such license or sublicense of any Trademark, the Collateral Trustee shall ensure that any goods or services sold under such Trademark by any such licensee or sublicense will be of comparable quality to the goods and services of the applicable Grantor sold under such Trademark immediately prior to such Priority Lien Default. The foregoing license includes reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. The foregoing license shall be subject to any commercially reasonable quality standards and quality control practices, including any such quality standard and quality control practices in effect by each applicable Grantor and communicated to the Collateral Trustee via e-mail or otherwise in writing by such Grantor, with respect to its Trademarks, immediately prior to such Priority Lien Default, and the Collateral Trustee shall retain the confidentiality of any confidential information, including any trade secrets, included in the Intellectual Property Collateral licensed under this Section 23(g), consistent with commercially reasonable standards, including any reasonable standards in effect by each applicable Grantor as communicated to the Collateral Trustee in writing by such Grantor, with respect to its confidential information, immediately prior to such Priority Lien Default.

Section 24. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and attorneys-in-fact (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will within 30 days of demand pay to the Collateral Trustee the amount of any and all reasonable documented out-of-pocket expenses, including, without limitation, the reasonable documented fees and expenses of counsel and of any experts and agents, that the Collateral Trustee may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Trustee or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

(c) All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made to realize upon any Collateral, shall be borne and paid by the Grantors. Each of the Grantors shall use all commercially reasonable efforts to defend its title to Collateral and the Liens of the Collateral Trustee thereon against all Persons, claims and demands whatsoever.

Section 25. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Trustee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Trustee or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Priority Lien Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Priority Lien Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 26. Notices, Etc. All notices and other communications provided for hereunder shall be made in accordance with Section 7.7 of the Collateral Trust Agreement. Delivery by telecopier or electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 27. Continuing Security Interest; Assignments under the Priority Lien Documents. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Discharge, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Trustee hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any holder of Secured Obligations may assign or otherwise transfer all or any portion of its rights and obligations under the Priority Lien Documents (including, without limitation, all or any portion of the Note or Notes, if any, held by it) to any other Person in accordance with the applicable Priority Lien Documents, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such holder of Secured Obligations herein or otherwise, in each case in accordance with the applicable Priority Lien Documents.

Section 28. Release; Termination. (a) Upon any release of all or any portion of the Collateral of any Grantor from the Liens created hereby, in each case in accordance with Section 4.1 of the Collateral Trust Agreement, the security interest created hereunder on such item of Collateral shall be automatically released.

(b) All or any portion of the Collateral shall be released from the Liens created hereby, and the other Priority Lien Documents shall terminate, in each case in accordance with Section 4.1 of the Collateral Trust Agreement. The Collateral Trustee will, at the Grantor’s expense and in accordance with the Collateral Trust Agreement and the Intercreditor Agreement, execute and deliver to Grantor Agent such documents as such Grantor Agent shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereunder. The release of the guaranty agreements executed by a Guarantor in favor of the Collateral Trustee shall be subject to the provisions of all applicable Priority Lien Documents. In connection with such release, Collateral Trustee shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release of such guaranty or Liens. Any execution and delivery of documents pursuant to this Section 28 shall be without recourse to or warranty by Collateral Trustee.

(c) Upon the Discharge, the security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Trustee will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 29. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 30. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW).

Section 31. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control, provided that in the event of inconsistency between the provisions of the Collateral Trust Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall control.

Section 32. Intercreditor Agreement. Reference is made to the Lien Subordination and Intercreditor Agreement, dated as of July 2, 2009, among Bank of America, N.A., as agent for the ABL Secured Parties referred to therein; U.S. Bank National Association, as Noteholder Collateral Trustee (as defined in the Intercreditor Agreement); Solo Cup Company; Solo Cup Operating Company; and the other subsidiaries of Solo Cup Company named therein (the “Intercreditor Agreement”). Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) the Noteholder Collateral Trustee on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and, to the extent provided therein, the applicable Security Documents (as defined in the Intercreditor Agreement).

IN WITNESS WHEREOF, each Grantor and the Collateral Trustee have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

SOLO CUP COMPANY, as Issuer and Grantor

	By	/s/ Robert M. Korzenski
Name: Robert M. Korzenski
Title: President & CEO

SOLO CUP OPERATING CORPORATION, as Issuer and Grantor

	By	/s/ Robert D. Koney, Jr.
Name: Robert D. Koney, Jr.
Title: Chief Financial Officer

Address for Notices:	SF HOLDINGS GROUP, INC., as Grantor

	By	/s/ Jan Stern Reed
Name: Jan Stern Reed
Title: EVP – HR, General Counsel and Secretary

Address for Notices:	SOLO MANUFACTURING LLC, as Grantor

	By	/s/ Richard Hernke
Name: Richard Hernke
Title: Treasurer

Security Agreement

Address for Notices:	P.R. SOLO CUP, INC., as Grantor

	By	/s/ Richard Hernke
Name: Richard Hernke
Title: Treasurer

Address for Notices:	LILY-CANADA HOLDING CORPORATION, as Grantor

1700 Deerfield Road	By	/s/ Jan Stern Reed
Highland Park, IL 60035	Name: Jan Stern Reed
Title: Vice President & Secretary

Address for Notices:	SOLO CUP OWINGS MILLS HOLDINGS, as Grantor

1700 Deerfield Road Highland, IL 60035	By:	Solo Cup Operating Corporation, a Delaware corporation, as sole beneficial owner

	By	/s/ Jan Stern Reed
Name: Jan Stern Reed
Title: EVP – HR, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

	By	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Security Agreement